EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Forms S-8 (File No. 333-134672, effective June 2, 2006, File No. 333-152961, effective August 12, 2008 and File No. 333-190352, effective August 2, 2013) of Sequential Brands Group, Inc. and Subsidiaries of our report dated March 31, 2014 relating to the consolidated financial statements of Sequential Brands Group, Inc. and Subsidiaries as of December 31, 2013 and for the year then ended included in this Annual Report on Form 10-K of Sequential Brands Group, Inc. and Subsidiaries for the year ended December 31, 2013.

/s/ CohnReznick LLP

New York, New York

March 31, 2014